Exhibit 10.29
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) dated June 6, 2006, is between INPLAY TECHNOLOGIES, INC., a Nevada corporation (“InPlay”), and Eric Vandewater (“Executive”).
RECITALS
A.	Executive currently serves as the Chief Technology Officer of InPlay. InPlay desires to assure itself of the continued availability of Executive.

B.	Executive and InPlay are parties to an Employment and Separation Agreement dated June 6, 2006.
AGREEMENT
In consideration of the mutual covenants, premises, terms, and conditions of the parties set forth herein, and the performance of each, InPlay and Executive hereby agree as follows:
ARTICLE I
EMPLOYMENT
1.1 Employment. InPlay hereby employs Executive, and Executive hereby accepts such employment, to serve as the Chief Technology Officer of InPlay and in such other capacities and for such other duties and services as shall from time to time be mutually agreed upon by InPlay and the Executive.
1.2 Best Efforts of Executive. Executive shall devote the required business time, attention, and efforts to the performance of Executive’s duties under this Agreement, and shall serve InPlay faithfully and diligently while employed by InPlay.
1.3 Compensation.
(a) Base Salary. InPlay shall pay to Executive, as full compensation for the services rendered by Executive, during Executive’s employment under this Agreement, as salary at a rate of $200,000 per annum to be paid in equal bi-weekly installments.
(b) Fair Market Value Stock Options. InPlay shall grant to Executive, on or about the first day of employment, 45,000 options to purchase shares of InPlay’s common stock. The options shall vest on the following schedule: 15,000 on December 31, 2006; 15,000 on December 31, 2007; and 15,000 on December 31, 2008. Additional options may be granted upon approval by board.
(c) Key Performance Bonus Plan. Inplay shall pay to Executive, during Executive’s employment under this Agreement, a bonus based upon performance against Annual Key Performance Indicators. The Executive may earn an annual bonus of up to $35,000 under this plan.
ARTICLE II
TERMINATION; RIGHTS ON TERMINATION
2.1 Definitions.
(a) “Termination” shall mean the termination of Executive’s status as an employee of InPlay or any successor of InPlay.
(b) “Termination Occurrences” shall mean one of the following events:
(i)	If InPlay changes the market direction of the Company and Executive is asked to leave InPlay or the successor company.

(ii)	There is management reorganization within InPlay, or a successor company, and the Executive is asked to leave the Company.

2.2 Compensation and Termination Provisions. If any of the events defined as Terminations Occurrences occurs, Executive shall be entitled to: a) six (6) months (13 biweekly salary payments) of severance pay at the Executive’s current rate of annual Base Salary; b) immediate 100% vesting of all outstanding options granted; and c) 100% deemed earned Key Performance Bonus for that year.